INTEGRITY MANAGED PORTFOLIOS

ADMINISTRATIVE SERVICES AGREEMENT ADDENDUM

ADDENDUM, effective commencing on January 28, 2010 between Integrity Fund Services, LLC ("Fund Services") and Integrity Managed Portfolios (each a "Fund" or collectively, the "Funds").

In consideration of written action taken by the Board of Trustees of the Fund, the Administrative Services Agreement between the Fund and Fund Services is hereby amended to delete the obligation of the Fund and its series to pay a minimum administration services fee of $2,000 per month, as currently set forth in Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of January 28, 2010.

INTEGRITY MANAGED PORTFOLIOS

By: _______________________________

President

INTEGRITY FUND SERVICES, LLC

By: _______________________________

President